Filed pursuant to Rule 433

Registration Statement No. 333-101155

February 9, 2006

Relating to Preliminary Prospectus Supplement

dated January 12, 2006

Structured Asset Trust Unit Repackagings (SATURNSSM)

Treasury Index LinkEd Securities (TILESSM)

Series 2006-1 due February 15, 2034

($1,000 principal balance per Unit)

backed by

Goldman Sachs Capital I,

6.345% Capital Securities due February 15, 2034

MS Structured Asset Corp.

Depositor

Offering Price:	$1,000 per Unit (par)
Number of Units	20,000
Total principal amount of Units:	$20,000,000. We may increase the principal amount prior to the issue date, but we are not required to do so.
Pricing Date:	February 8, 2006
Issue Date:	February 15, 2006
Final Scheduled Distribution Date:	February 15, 2034
Interest:	Issue Date to but excluding August 15, 2007: 8.00% August 15, 2007 to Final Scheduled Distribution Date: 10Y CMT + Spread, subject to a minimum coupon of 0% and maximum coupon of 8%.
Spread:	0.25% per annum
Distribution Dates:	Semiannually, on each February 15 and August 15, commencing on August 15, 2006
Interest Deferral:

Interest distributions in respect of the Units may be deferred, without compounding of interest, if payments of interest under the underlying securities held by the trust are deferred at the election of the underlying securities issuer, as described in the Preliminary Prospectus Supplement.

Principal:	On the final scheduled distribution date, the Units will be entitled to a single payment of principal of $1,000 plus any accrued interest.
Underlying Securities:	Goldman Sachs Capital I, 6.345% Capital Securities due February 15, 2034
Trust Expenses:	0.045% per annum
Annual Trust Fees:	$4,000
Fee payable to Expense Administrator on each Distribution Date:	$2,500
Underwriting Discount:	3.15%
Effective Date for Interest Rate Swap:	February 15, 2006
Fixed Rate for Payments by the Trust under the Interest Rate Swap:	6.345% (less Trust Expenses)

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Upfront Payments by the Trust under the Forward Rate Agreements:	For Confirmation 1: $296,000 For Confirmation 2: $286,000 For Confirmation 3: $278,000
Underlying Securities Original Issue Price:	100%
Summary of projected cash flows and accruals on the Integrated Debt:

See Annex A. The issue price of the Integrated Debt is determined for purposes of calculating the total accrual of OID for federal income tax purposes and does not reflect the market value of all cashflows (including the payments under the Forward Rate Agreements) which the Unitholders will be entitled to receive.

Listing:	The depositor has applied to list the Units on the New York Stock Exchange, subject to meeting the applicable listing requirements.
CUSIP:	89465GAA3
Underwriter	Morgan Stanley
Preliminary Prospectus Supplement:

The Preliminary Prospectus Supplement dated January 12, 2006, which is available through the EDGAR system on the SEC Web site and to which a link is set forth below. Capitalized terms used and not defined here have the meanings set forth in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Link to:

Preliminary Prospectus Supplement dated January 12, 2006 (including base Prospectus dated March 5, 2003)

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ANNEX A

Summary of projected cash flows and accruals on the Integrated Debt

The following summary of projected cash flows and accruals of OID on the Integrated Debt assumes no deferral of interest on the underlying securities. The summary is per $1,000 principal amount of the Integrated Debt. It is based on a CMT rate of 4.56% (the 10Y CMT on February 8, 2006), although the actual 10Y CMT will vary.

Payment Date	Coupon payment received by the trust on the underlying security	Payment made by the trust on the interest rate swap	Total cash flow	Original issue discount in excess of coupons received (Additional OID) for period ending on Payment Date	Total accrual of OID for period ending on Payment Date
Aug 15, 2006	$31.725	$7.45	$24.275	$0.8913209	$25.166321
Feb 15, 2007	$31.725	$7.45	$24.275	$0.9168109	$25.191811
Aug 15, 2007	$31.725	$7.45	$24.275	$0.94303	$25.218030
Feb 15, 2008	$31.725	$7.45	$24.275	$0.9699988	$25.244999
Aug 15, 2008	$31.725	$7.45	$24.275	$0.997739	$25.272739
Feb 15, 2009	$31.725	$7.45	$24.275	$1.0262724	$25.301272
Aug 15, 2009	$31.725	$7.45	$24.275	$1.0556218	$25.330622
Feb 15, 2010	$31.725	$7.45	$24.275	$1.0858106	$25.360811
Aug 15, 2010	$31.725	$7.45	$24.275	$1.1168627	$25.391863
Feb 15, 2011	$31.725	$7.45	$24.275	$1.1488028	$25.423803
Aug 15, 2011	$31.725	$7.45	$24.275	$1.1816564	$25.456656
Feb 15, 2012	$31.725	$7.45	$24.275	$1.2154495	$25.490450
Aug 15, 2012	$31.725	$7.45	$24.275	$1.2502091	$25.525209
Feb 15, 2013	$31.725	$7.45	$24.275	$1.2859627	$25.560963
Aug 15, 2013	$31.725	$7.45	$24.275	$1.3227387	$25.597739
Feb 15, 2014	$31.725	$7.45	$24.275	$1.3605665	$25.635567
Aug 15, 2014	$31.725	$7.45	$24.275	$1.3994761	$25.674476

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Feb 15, 2015	$31.725	$7.45	$24.275	$1.4394985	$25.714498
Aug 15, 2015	$31.725	$7.45	$24.275	$1.4806654	$25.755665
Feb 15, 2016	$31.725	$7.45	$24.275	$1.5230096	$25.798010
Aug 15, 2016	$31.725	$7.45	$24.275	$1.5665648	$25.841565
Feb 15, 2017	$31.725	$7.45	$24.275	$1.6113655	$25.886366
Aug 15, 2017	$31.725	$7.45	$24.275	$1.6574475	$25.932448
Feb 15, 2018	$31.725	$7.45	$24.275	$1.7048474	$25.979847
Aug 15, 2018	$31.725	$7.45	$24.275	$1.7536027	$26.028603
Feb 15, 2019	$31.725	$7.45	$24.275	$1.8037524	$26.078752
Aug 15, 2019	$31.725	$7.45	$24.275	$1.8553363	$26.130336
Feb 15, 2020	$31.725	$7.45	$24.275	$1.9083954	$26.183395
Aug 15, 2020	$31.725	$7.45	$24.275	$1.9629719	$26.237972
Feb 15, 2021	$31.725	$7.45	$24.275	$2.0191091	$26.294109
Aug 15, 2021	$31.725	$7.45	$24.275	$2.0768518	$26.351852
Feb 15, 2022	$31.725	$7.45	$24.275	$2.1362458	$26.411246
Aug 15, 2022	$31.725	$7.45	$24.275	$2.1973383	$26.472338
Feb 15, 2023	$31.725	$7.45	$24.275	$2.260178	$26.535178
Aug 15, 2023	$31.725	$7.45	$24.275	$2.3248148	$26.599815
Feb 15, 2024	$31.725	$7.45	$24.275	$2.3913001	$26.666300
Aug 15, 2024	$31.725	$7.45	$24.275	$2.4596867	$26.734687
Feb 15, 2025	$31.725	$7.45	$24.275	$2.530029	$26.805029
Aug 15, 2025	$31.725	$7.45	$24.275	$2.602383	$26.877383
Feb 15, 2026	$31.725	$7.45	$24.275	$2.6768062	$26.951806
Aug 15, 2026	$31.725	$7.45	$24.275	$2.7533578	$27.028358
Feb 15, 2027	$31.725	$7.45	$24.275	$2.8320985	$27.107099

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Aug 15, 2027	$31.725	$7.45	$24.275	$2.9130911	$27.188091
Feb 15, 2028	$31.725	$7.45	$24.275	$2.9964	$27.271400
Aug 15, 2028	$31.725	$7.45	$24.275	$3.0820913	$27.357091
Feb 15, 2029	$31.725	$7.45	$24.275	$3.1702332	$27.445233
Aug 15, 2029	$31.725	$7.45	$24.275	$3.2608959	$27.535896
Feb 15, 2030	$31.725	$7.45	$24.275	$3.3541513	$27.629151
Aug 15, 2030	$31.725	$7.45	$24.275	$3.4500736	$27.725074
Feb 15, 2031	$31.725	$7.45	$24.275	$3.5487391	$27.823739
Aug 15, 2031	$31.725	$7.45	$24.275	$3.6502263	$27.925226
Feb 15, 2032	$31.725	$7.45	$24.275	$3.7546158	$28.029616
Aug 15, 2032	$31.725	$7.45	$24.275	$3.8619906	$28.136991
Feb 15, 2033	$31.725	$7.45	$24.275	$3.9724362	$28.247436
Aug 15, 2033	$31.725	$7.45	$24.275	$4.0860403	$28.361040
Feb 15, 2034	$31.725	$7.45	$24.275	$4.2028933	$28.477893

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